Exhibit 99.1

New Media Announces Solid First Quarter 2017 Results and Dividend of $0.35 per Common Share

NEW YORK, N.Y. April 27, 2017 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the first quarter ended March 26, 2017.

First Quarter 2017 Financial Summary

•	New Media declares a cash dividend of $0.35 per common share

•	Total revenues of $307.5 million were up 2.5% to prior year on a reported basis, and down 6.2% to the prior year on an organic same store basis

•	Digital revenue increased to $31.3 million, or up 13.8% to prior year on a reported basis

•	Operating loss of $2.8 million, negatively impacted by $6.5 million of non-cash asset write downs for print facility consolidation

•	Net loss of $3.7 million, also impacted by the write downs for print facility consolidation

•	As Adjusted EBITDA of $26.7 million*

•	Free cash flow of $17.2 million*, down 7.7% from prior year. We anticipate free cash flow growth to the prior year beginning in the second quarter.

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $175.9 million

First Quarter 2017 & Subsequent Business Highlights

•	Announced and closed the acquisition of the Ohio-based publishing division of the Wooster Republican Printing Company in January 2017 for $21.2 million, within our stated acquisition range of 3.5x-4.5x LTM As Adjusted EBITDA

•	Propel Business Services (“Propel”), our small and medium business solutions platform, had revenue of $15.3 million, a 55.9% increase as compared to prior year. LTM revenue for this business is now $57.8 million.

•	Encouraging revenue trends and initiatives that give New Media confidence heading into the second half of 2017:

•	New Media’s events business seeing growth acceleration across our top 25 markets, with 28 events already held in Q1 and over 150 booked for the year. We expect to double revenue to approximately $15 million as compared to prior year.

•	Over 85% of our previously announced fifty additional digital only sales representatives have been hired to further improve our digital revenue growth trends

•	Investments in subscription marketing and targeted pricing initiatives across our portfolio are expected to provide modest consumer revenue growth in 2017

•	Commercial print contract wins and pipeline on track to add $20 million of annualized incremental revenue, which we expect to see the impact from beginning in Q3

•	BridgeTower Media, our business publications platform, is on track to show organic growth in the second half of 2017

Summary of First Quarter 2017 Results

($ in million, except per share)
GAAP Reporting
Revenues	$307.5
Operating (loss)	$(2.8)
Net (loss)	$(3.7)
Non-GAAP Reporting*
As Adjusted EBITDA	$26.7
Free cash flow	$17.2

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

“New Media is pleased to announce our first quarter 2017 results and share our continued optimism about our various growing business lines,” said Michael E. Reed, New Media President and Chief Executive Officer. “On an organic same store basis, our quarter over quarter revenue decline of 6.2% was in line with Q4 2016 performance despite the continued softness of revenue coming from customers in the brick and mortar retail sector, which is impacting traditional print revenues. Two of our fast growing businesses, Propel and GateHouse Live, helped to offset these declines and we feel very good about their continued growth during 2017. We are also excited about our growing subscription revenues, our single largest revenue segment.

“Propel closed the quarter with $15.3 million in revenue, a 55.9% increase over the prior year. We continue to see a strong active customer base at Propel Marketing, servicing approximately 9,300 clients in Q1, a 22.0% increase over the prior year. We are also pleased to see our overall digital sales revenue growth of 13.8%, resulting largely from two of our major projects. The first was our website redesign project for all of our online publications, which now allows for a more seamless user experience and more impactful advertising outcomes for our clients. The second is our progress in hiring over 85% of the fifty new digital-only sales representatives we announced we would be adding last year, which will help us to continue this strong growth trajectory throughout the year.

“We have also seen positive momentum in our Subscriptions and Other Revenue categories. In the Circulation category, we continue to invest in targeted subscription marketing and to implement targeted price increases, both of which are leading to steady single-digit growth. In the Commercial Print, Distribution, and Events category, we have secured incremental revenue for commercial printing, with over $20 million annualized, either under contract or in our pipeline, which we expect to impact our revenues beginning in Q3. Our events business, GateHouse Live, held 28 events in Q1 and has booked over 150 events for the year. In 2016, we did 120 events in total. We are excited about the growth in this business and expect revenues to double this year to around $15 million.

“As mentioned last quarter, we closed our first acquisition of 2017 with the purchase of the publishing division of the Wooster Republican Printing Company for $21.2 million. This acquisition was a great strategic fit for our existing footprint in Ohio and has been integrating nicely into our wider network. New Media continues to evaluate a strong pipeline of acquisition opportunities and is well positioned to take advantage of attractive opportunities with over $175 million in liquidity.

“We are optimistic about the second half of 2017 and beyond. We continue to see a path for growth from our revenue initiatives to offset the declines from traditional print. We anticipate that the targeted revenue initiatives together with appropriate expense reductions will return New Media to positive free cash flow performance to the prior year in the second quarter. This week, our board authorized a Q1 dividend of $0.35 per common share, our twelfth consecutive quarter of capital return to shareholders through a dividend. Our dividend has grown approximately 30% during these twelve quarters. Shareholders who acquired our stock when we went public in February 2014 have earned total returns of more than 40% if they continued to hold our shares as of April 20, 2017 (based on stock price appreciation and dividends paid or declared). We believe we are well positioned to deliver attractive future returns.”

First Quarter 2017 Financial Results

New Media recorded total revenues of $307.5 million for the quarter, up 2.5% to prior year, an increase of 2.2% on a same store basis, and a decrease of 6.2% on an organic same store basis. Traditional Print Advertising decreased 13.7% on an organic same store revenue basis, which reflects the continued severe challenges the brick and mortar retail sector faces, leading major retailers to decrease their volume of print ads and inserts and to close thousands of stores across the country.

Digital revenue closed at $31.3 million, an increase of 13.8% to prior year. Propel generated $15.3 million in revenue, an increase of 55.9% to the prior year and now comprises 48.8% of total digital revenue.

Circulation revenue increased 0.4% on an organic same store revenue basis, driven by targeted promotions, systematic price increases that resulted in incremental revenue. Commercial Print, Distribution, and Events revenue decreased 3.7% to the prior year on an organic same store revenue basis.

New Media continues to be committed to finding ways to operate more efficiently and reduce our expenses to preserve cash flows.

Operating loss was $2.8 million and Net loss was $3.7 million, both of which were negatively impacted by $6.5 million of non-cash asset write downs for print facility consolidation.

As Adjusted EBITDA and free cash flow were $26.7 million and $17.2 million, respectively.

First Quarter 2017 Dividend

New Media’s Board of Directors declared a first quarter 2017 cash dividend of $0.35 per share of common stock. The dividend is payable on May 18, 2017 to shareholders of record as of the close of business on May 10, 2017.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, April 27, 2017 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media First Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday May 11, 2017 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “73796610”.

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions for our small and medium businesses partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 130 daily publications. As of March 26, 2017, the Company operates in over 555 markets across 36 states. New Media’s portfolio of products, as of March 26, 2017, include over 650 community publications and over 555 websites, serve more than 225,000 business advertising accounts, and reaches over 23 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store and Organic Same Store Revenues

Same store results take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and are not considered material. Organic same store revenues are same store revenues adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and free cash flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and free cash flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to execute on our operational strategy, expected revenue trends, including expectations for revenue growth, and our ability to continue to grow our dividend and deliver shareholder returns, pursuing and completing future acquisitions and strategic opportunities, the timing and availability of such opportunities, the ability to source and identify such opportunities and the benefits associated with such opportunities, growing our digital business and revenues, growing our events business and revenues, growing our circulation revenues, realizing revenue from our pipeline of commercial print contracts, diversifying our revenue streams away from traditional print media, our ability to lower expenses including by leveraging our scale and our ability to identify, implement, and realize expense savings and our ability to grow free cash flow. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in traditional revenue categories, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 26, 2017	December 25, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$135,886	$172,246
Restricted cash	3,406	3,406
Accounts receivable, net of allowance for doubtful accounts of $6,016 and $5,478 at March 26, 2017 and December 25, 2016, respectively	126,811	138,115
Inventory	17,786	18,167
Prepaid expenses	22,795	18,720
Other current assets	19,705	19,694

Total current assets	326,389	370,348
Property, plant, and equipment, net of accumulated depreciation of $140,034 and $130,839 at March 26, 2017 and December 25, 2016, respectively	382,235	381,319
Goodwill	229,389	227,954
Intangible assets, net of accumulated amortization of $49,235 and $43,632 at March 26, 2017 and December 25, 2016, respectively	348,227	351,477
Other assets	5,671	4,932

Total assets	$1,291,911	$1,336,030

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,387	$14,387
Accounts payable	23,005	20,129
Accrued expenses	70,640	83,365
Deferred revenue	81,597	77,987

Total current liabilities	179,629	195,868
Long-term liabilities:
Long-term debt	338,679	338,860
Long-term liabilities, less current portion	12,666	12,597
Deferred income taxes	2,721	7,786
Pension and other postretirement benefit obligations	25,507	25,946

Total liabilities	559,202	581,057

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at March 26, 2017 and December 25, 2016; 53,725,261 and 53,543,226 issued at March 26, 2017 and December 25, 2016, respectively	531	531
Additional paid-in capital	735,255	742,543
Accumulated other comprehensive loss	(3,949)	(3,977)
Retained earnings	1,896	16,293
Treasury stock, at cost, 111,293 and 46,438 shares at March 26, 2017 and December 25, 2016, respectively	(1,024)	(417)

Total stockholders’ equity	732,709	754,973

Total liabilities and stockholders’ equity	$1,291,911	$1,336,030

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive (Loss) Income

(In thousands, except per share data)

	Three months ended March 26, 2017	Three months ended March 27, 2016
Revenues:
Advertising	$155,564	$163,637
Circulation	110,806	103,877
Commercial printing and other	41,154	32,590

Total revenues	307,524	300,104
Operating costs and expenses:
Operating costs	177,627	174,453
Selling, general, and administrative	106,195	100,084
Depreciation and amortization	17,604	16,091
Integration and reorganization costs	2,370	926
Impairment of long-term assets	6,485	—
Loss on sale or disposal of assets	88	1,520

Operating (loss) income	(2,845)	7,030
Interest expense	7,218	7,354
Other income	(47)	(164)

(Loss) income before income taxes	(10,016)	(160)
Income tax benefit	(6,331)	(5,127)

Net (loss) income	(3,685)	4,967

(Loss) income per share:
Basic:
Net (loss) income	$(0.07)	$0.11
Diluted:
Net (loss) income	$(0.07)	$0.11
Dividends declared per share	$0.35	$0.33
Comprehensive (loss) income	$(3,657)	$4,991

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Three months ended March 26, 2017	Three months ended March 27, 2016
Cash flows from operating activities:
Net (loss) income	$(3,685)	$4,967
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	17,604	16,091
Non-cash compensation expense	831	619
Non-cash interest expense	696	696
Deferred income taxes	(5,065)	(5,124)
Loss on sale or disposal of assets	88	1,520
Impairment of long-term assets	6,485	—
Pension and other postretirement benefit obligations	(422)	(60)
Changes in assets and liabilities:
Accounts receivable, net	13,688	25,468
Inventory	592	(1,621)
Prepaid expenses	(3,932)	(4,623)
Other assets	(480)	(1,190)
Accounts payable	2,487	1,115
Accrued expenses	(12,271)	(30,542)
Deferred revenue	1,563	2,239
Other long-term liabilities	69	273

Net cash provided by operating activities	18,248	9,828

Cash flows from investing activities:
Purchases of property, plant, and equipment	(2,400)	(2,588)
Proceeds from sale of publications and other assets	292	243
Acquisitions, net of cash acquired	(21,709)	(58,727)

Net cash used in investing activities	(23,817)	(61,072)

Cash flows from financing activities:
Repayments under term loans	(10,877)	(877)
Payment of offering costs	(431)	—
Purchase of treasury stock	(607)	(353)
Payment of dividends	(18,876)	(14,774)

Net cash provided by financing activities	(30,791)	(16,004)

Net increase in cash and cash equivalents	(36,360)	(67,248)
Cash and cash equivalents at beginning of period	172,246	146,638

Cash and cash equivalents at end of period	$135,886	$79,390

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

	Three months ended March 26, 2017	Three months ended March 27, 2016
Net (loss) income	$(3,685)	$4,967
Income tax benefit	(6,331)	(5,127)
Interest expense	7,218	7,354
Impairment of long-term assets	6,485	—
Depreciation and amortization	17,604	16,091

Adjusted EBITDA from continuing operations	21,291	23,285
Non-cash compensation and other expense	2,940	3,364
Integration and reorganization costs	2,370	926
Loss on sale or disposal of assets	88	1,520

As Adjusted EBITDA	26,689	29,095
Interest paid	(6,663)	(6,773)
Net capital expenditures	(2,400)	(2,588)
Pension payments	(422)	(60)
Cash taxes(1)	(13)	(1,055)

Free Cash Flow	17,191	18,619

Basic weighted average shares outstanding	53,186,746	44,483,525
Diluted weighted average shares outstanding	53,186,746	44,527,374

(1)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store and Organic Same Store Revenues

(In thousands)

	Three months ended March 26, 2017	Three months ended March 27, 2016
Total revenues from continuing operations	$307,524	$300,104
Revenue adjustment for material acquisitions(1)	—	773

Same Store Revenues	307,524	300,877
Tuck-in Acquisitions(2)	(26,084)	(685)

Organic Same Store Revenues	$281,440	$300,192

(1)	Material acquisitions includes Erie.
(2)	Tuck-in acquisitions are adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.